Exhibit 99.1


                                                                   EXELON [LOGO]
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News Release

From:      Exelon Corporation                              For Immediate Release
           Corporate Communications                        ---------------------
           P.O. Box 805379                                 October 14, 2002
           Chicago, IL  60680-5379

Contact:   Kellie Szabo, 312.394.3071

          Robert S. Shapard Named Exelon's New Chief Financial Officer

Chicago (October 14, 2002) - Exelon Corporation announced today that Robert S. Shapard has accepted the position of Executive Vice President and Chief Financial Officer. Shapard will report directly to Chairman and Chief Executive Officer John W. Rowe.

Shapard most recently was specially retained as Executive Vice President and CFO with Covanta Energy Corporation based in Fairfield, NJ, to provide direction in their Spring 2002 filing for Reorganization under the Federal Bankruptcy Code. From 2000 to 2001, Shapard was Executive Vice President and CFO of Ultramar Diamond Shamrock (UDS), a leading North America refining and marketing company. In that role, he helped develop a merger between UDS and Valero Energy. Previously, Shapard was Chief Executive Officer of TXU Australia, Ltd., a wholly owned but autonomous subsidiary of TXU Corporation. Earlier at TXU, Shapard served as Vice President, Finance and Treasurer. He is an accomplished CFO whose breadth of experience includes leading mergers and acquisitions, financial and operational restructuring, capital markets and investor relations. Shapard is a graduate of Texas Technological University and a Certified Public Accountant.

"Bob's professional accomplishments are equally matched by the kind of personal and professional integrity that the times require," said Exelon Chairman and Chief Executive Officer John W. Rowe. "Exelon's senior management team, the board of directors and I are all extremely pleased to welcome Bob to Exelon." Shapard's election as Executive Vice President is effective on October 21, 2002. He will assume the role of Chief Financial Officer on or about November 4, 2002 succeeding Ruth Ann M. Gillis, who moves into her role as President, Exelon Business Services Company, as previously announced. Rowe added, "Ruth Ann Gillis has built a superb financial team including Senior Vice President and Treasurer, Barry Mitchell and Vice President and Controller, Matt Hilzinger, people who are committed to sound balance sheets and honest numbers. She has also set a constant example of diligence and integrity. Bob will find a sound foundation when he arrives."

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    Exelon Corporation is one of the nation's largest electric utilities with approximately 5 million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5 million customers in Illinois and Pennsylvania and gas to more than 440,000 customers in the Philadelphia area. Exelon is headquartered in
              Chicago and trades on the NYSE under the ticker EXC.